UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): July 2, 2007

KINGS ROAD ENTERTAINMENT, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-14234	95-3587522
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

468 N. Camden Drive Beverly Hills, California (Address of principal executive offices)	90210 (Zip code)

Registrant’s telephone number, including area code: 310-278-9975

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 2, 2007, Michel Shane voluntarily resigned from the Registrant’s Board of Directors “with immediate effect.”

Item 8.01. Other Events

On June 13, 2007, the Registrant filed a lawsuit against Director, Christian DeFrank, and Sloan Squared, LTC, (“Sloan”), for breach of fiduciary duty, constructive fraud, usurping corporate opportunity, and conversion.

In March of 2001, Mr. DeFrank was appointed to serve as a director of the Registrant’s Board of Directors. Pursuant to his fiduciary duties owed to the Registrant, Mr. De Frank was not permitted to enter into a business in competition with the Registrant, seize a business opportunity that was in the Registrant’s line of activity, or betray the interests of the Registrant.

The Complaint alleges, however, that during Mr. DeFrank’s service as Director, he engaged in systematic abuse of his fiduciary duties to the Registrant. Among other things, Mr. DeFrank converted corporate opportunities to his own benefit, engaged in constructive fraud, breached contracts he made with the Registrant, unjustly enriched himself and permitted his solely-owned business to tortiously interfere with, and disrupt, the Registrant’s third party contracts and prospective business advantages. As such, the Registrant is seeking damages from Mr. DeFrank individually for breach of fiduciary duty, constructive fraud, usurping corporate opportunity, conversion/civil theft, and restitution. Against both Mr. DeFrank and Sloan, the Registrant is seeking damages for interference with business, breach of contract, and damages and injunctive relief for unlawful business practices.

On July 4, 2007, Mr. DeFrank was properly served with the lawsuit at his residence.

A copy of the DeFrank Complaint is attached hereto as Exhibit 99.1.

Exhibit No.	Description

99.1	DeFrank Complaint

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGS ROAD ENTERTAINMENT, INC.

Date: July 10, 2007	By:	/s/ Philip Holmes
Philip Holmes, President